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                                                                     EXHIBIT 5.1

                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

                        OPINION OF COUNSEL RE: LEGALITY

                                 July 27, 2000

Foothill Independent Bancorp
510 South Grand Avenue
Glendora, California  91741

          RE: Partners in Your Future Form S-8 Registration Statement (Registration No. 33-57586)

Ladies and Gentlemen:

     At your request, we have examined the form of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") being filed by Foothill Independent Bancorp, a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to the shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's Partners In Your Future employee benefit plan (the "Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that:

     1. Stock options, when issued in accordance with the Plan will be legally issued and binding obligations of the Company; and

     2. The shares of Common Stock, when issued under the Plan and against full payment therefor in accordance with the terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ STRADLING YOCCA CARLSON & RAUTH
                                             -----------------------------------
                                                 STRADLING YOCCA CARLSON & RAUTH